                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Becton, Dickinson and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          Becton, Dickinson and Company
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

CLATEO CASTELLINI                        BECTON DICKINSON AND COMPANY
Chairman of the Board                    1 Becton Drive
                                         Franklin Lakes, New Jersey 07417-1880


                                           Helping All People Live Healthy Lives
        ------------------------------------------------------------------------
        BECTON
--------------
     DICKINSON
                                                               December 22, 1997

To Our Shareholders:

  On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Shareholders of Becton, Dickinson and Company to be held at 2:30 P.M. on Tuesday, February 10, 1998, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. A map showing directions to the meeting site is on the back cover of the Proxy Statement. I look forward to greeting as many of you as possible and reporting on the progress of your Company.

  Details of the matters expected to be acted upon at the meeting are listed in the Notice of Meeting and described in detail in the Proxy Statement.

  So that your shares will be represented at the meeting, I encourage you to vote, complete and mail the enclosed proxy/voting instruction card in the return envelope that is provided, whether or not you expect to attend. Even if you previously have returned your proxy card, you may attend the Annual Meeting and vote in person.

  Thank you for your continued interest in Becton Dickinson.

                                    Sincerely,





                                    /S/ Clateo Castellini

                                    Clateo Castellini
                                    Chairman of the Board

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                      OF

                         BECTON, DICKINSON AND COMPANY

                                1 BECTON DRIVE

                     FRANKLIN LAKES, NEW JERSEY 07417-1880

  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:30 P.M. on Tuesday, February 10, 1998, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, to consider and act upon the following proposals:

  1. The election of directors;
  2. The approval of the selection of independent auditors;
  3. The adoption of the 1998 Stock Option Plan;
  4. A shareholder proposal relating to cumulative voting; and
  5. Such other business as may properly come before the meeting.

  Shares represented by properly executed proxies hereby solicited by the Board of Directors of Becton, Dickinson and Company will be voted in accordance with instructions specified therein. Shares represented by proxies which are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement, for proposals 2 and 3 and on other matters as recommended by the Board.

  It is desirable that as large a proportion as possible of the shareholders' interest be represented at the meeting. Therefore, please sign and return the enclosed proxy/voting instruction card in the accompanying addressed envelope in order that your shares will be represented.

  Only shareholders of record at the close of business on December 16, 1997 will be entitled to vote at this meeting.


                                            By order of the Board of
                                            Directors,
                                            Bridget M. Healy

                                            /s/ Bridget M. Healy

                                            Vice President and Secretary


Dated: December 22, 1997

                                PROXY STATEMENT

                               ----------------

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD FEBRUARY 10, 1998

                               ----------------

                         BECTON, DICKINSON AND COMPANY
                                1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors (the "Board") of Becton, Dickinson and Company, a New Jersey corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held at 2:30 P.M. on Tuesday, February 10, 1998, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the meeting. This proxy statement and the proxy are being mailed to shareholders of the Company on or about December 22, 1997.

  At the close of business on December 16, 1997, the record date fixed by the Board for determining shareholders entitled to notice of and to vote at the meeting, there were 121,708,935 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 16, 1997, there were 858,850 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ("SIP"). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts as well as how to vote a proportionate number of such shares held in SIP for which voting instructions are not received by the Trustee from other SIP participants or which are not allocated to participants' accounts (the "unvoted and/or unallocated shares"). Unless otherwise instructed by a SIP participant, the enclosed proxy will serve as voting instructions to the Trustee with respect to both the allocated and the unvoted and/or unallocated SIP shares. SIP shares for which no voting instructions are received from any SIP participants will be voted by the Trustee in its discretion.

  The shares of Common Stock held by Wachovia Bank of North Carolina, N.A., as Trustee of the Company's Salary and Bonus Deferral Plan ("SBDP") and the Company's 1996 Directors' Deferral Plan ("DDP"), as well as the shares of Common Stock held by Banque Internationale a Luxembourg ("BIL") in connection with the Company's Global Share Investment Program ("GSIP"), also are entitled to vote on all matters submitted to a vote of the Company's shareholders and carry one vote per share. Each director participating in DDP and each employee participating in SBDP and, if so provided under the terms of the local country GSIP plan, in GSIP, is entitled to instruct the Trustee or BIL, as the case may be, how to vote all shares of Common Stock allocated to that person's DDP, SBDP or GSIP account, as well as how to vote a proportionate number of shares held in DDP, SBDP or GSIP, respectively, for which voting instructions are not received by the Trustee or BIL, as the case may be, from other DDP, SBDP or GSIP participants. The enclosed proxy card will serve as voting instructions by a DDP participant, a SBDP participant and a GSIP participant with respect to both allocated and unvoted DDP shares, SBDP shares and GSIP shares, as the case may be.

  Proxies representing shares of Common Stock held of record also will represent shares held under the Company's Automatic Dividend Reinvestment Plan and, in addition, shares of Common Stock and ESOP

Preferred Stock, if any, allocated to directors' accounts under DDP or to employees' accounts under SIP, SBDP and GSIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposals 2 and 4 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on such proposal, provided that the total of the votes cast represents over fifty percent in interest of all shares of Common Stock and ESOP Preferred Stock entitled to vote. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained Hill and Knowlton, Inc. to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                              SHARE OWNERSHIP OF
                   MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to Georgeson & Company, a firm that monitors institutional share ownership, as of September 30, 1997, Oppenheimer & Co., L.P., 1 World Financial Center, New York, New York 10281, was the beneficial owner of 22,650,924 shares of Common Stock, constituting 18.6% of the then outstanding Common Stock, and Fidelity Management & Research Company (FMR), 82 Devonshire Street, Boston, Massachusetts 02109, was the beneficial owner of 8,350,770 shares of Common Stock, constituting 6.8% of the then outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 1997, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, by each executive officer named in the Summary Compensation Table, by all directors and executive officers as a group, and by the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. None of the individuals listed below beneficially owns more than 1% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of approximately 3.4% of the Common Stock, including shares which may be acquired by them within 60 days.

                                  COMMON STOCK

                                               SHARES           SHARES WHICH
                                           OWNED DIRECTLY      MAY BE ACQUIRED
NAME                                     AND INDIRECTLY(1) WITHIN 60 DAYS(2)
----                                     ------------------- -------------------
Harry N. Beaty.........................         13,331                    0
Henry P. Becton, Jr....................        112,771(3)                 0
Clateo Castellini......................         72,082              998,832
Albert J. Costello.....................          3,332                    0
Gerald M. Edelman......................          4,594                    0
John W. Galiardo.......................         98,832              685,508
Richard W. Hanselman...................          9,616                    0
Edward J. Ludwig.......................         10,813              217,750
Walter M. Miller.......................         44,251(4)           492,324
Frank A. Olson.........................         33,490                    0
James E. Perrella......................          4,793                    0
Gloria M. Shatto.......................          7,928                    0
Raymond S. Troubh......................         48,461(5)                 0
Margaretha af Ugglas...................          1,000                    0
Kenneth R. Weisshaar...................         11,675              228,350
All Directors and Executive Officers as
 a group (23 persons),
 including those named above...........        537,768            3,600,358

--------
(1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan as follows: Mr. Castellini, 5,257 shares, Mr. Galiardo, 8,868 shares, Mr. Ludwig, 6,484 shares, Mr. Miller, 4,973 shares, Mr. Weisshaar, 948 shares, and all Directors and Executive Officers as a group, 46,892 shares. Also includes Common Stock allocated to individual accounts under the Salary and Bonus Deferral Plan as follows: all Executive Officers as a group, 4,563 shares, and Common Stock allocated to individual accounts under the 1996 Directors' Deferral Plan as follows: Dr. Beaty, 9,331 shares, Mr. Becton, 5,365 shares, Mr. Castellini, 2,346 shares, Mr. Costello, 1,332 shares, Dr. Edelman, 1,092 shares, Mr. Galiardo, 403 shares, Mr. Hanselman, 1,616 shares, Mr. Olson, 23,490 shares, Mr. Perella, 2,993 shares, Dr. Shatto, 3,604 shares, Mr. Troubh, 4,461 shares, and all Directors, as a group, 56,033 shares.
(2) Consists of Stock Options available for exercise.
(3) Includes 78,800 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power and 26,000 shares held by a corporation owned by one of such trusts. Does not include 15,800 shares owned by Mr. Becton's spouse, 800 shares owned by a daughter, 49,495 shares held in trusts for the benefit of his children or 45,000 shares held in a charitable trust of which he is one of eight trustees, and as to each of which he disclaims beneficial ownership.
(4) Does not include 460 shares owned by Mr. Miller's children, or 7,960 shares owned by his spouse, as to each of which he disclaims beneficial ownership.
(5) Does not include 20,000 shares owned by Mr. Troubh's spouse, as to which he disclaims beneficial ownership.

                              ESOP PREFERRED STOCK

                                                                     SHARES
                                                                 OWNED DIRECTLY
                                                                 AND INDIRECTLY
                                                                 --------------
Clateo Castellini...............................................        351(1)
John W. Galiardo................................................        456(1)
Edward J. Ludwig................................................        345(1)
Walter M. Miller................................................        464(1)
Kenneth R. Weisshaar............................................        353(1)
All Directors and Executive Officers as a group (23 persons)....      3,957(1)
State Street Bank and Trust Company.............................    863,668(2)
 225 Franklin Street
 Boston, Massachusetts 02110
 (as Trustee of the Savings Incentive Plan)

--------
(1) Shares allocated to individual accounts under the ESOP component of the Savings Incentive Plan ("SIP"). Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock.
(2)As trustee, holding 100% of the outstanding shares of ESOP Preferred Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1996 through September 30, 1997, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a), except that disclosure of two charitable remainder trusts in which Henry P. Becton, Jr., a director of the Company, has remainder interests and as to which he serves as co-trustee, was inadvertently omitted.

                              BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

  The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. The Board of Directors, which held seven meetings during the fiscal year ended September 30, 1997, has six principal standing committees, including the Audit Committee, the Corporate Responsibility Committee, the Compensation and Benefits Committee and the Committee on Directors, which serves as a nominating committee. Each director attended more than 75 percent of the aggregate of the total number of meetings of the Board and the committees on which such director served, except for Frank A. Olson and Gloria M. Shatto.

  The Audit Committee reviews and discusses the plan and results of the annual audit with the Company's independent and internal auditors and reviews non-audit services provided by the independent auditors. This Committee also reviews the Company's internal audit, control and accounting systems and makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met three times during the year, are Harry N. Beaty, Chairman, Albert J. Costello, Gerald M. Edelman, Gloria M. Shatto, Raymond S. Troubh and Margaretha af Ugglas.

  The Corporate Responsibility Committee reviews the Company's policies and procedures affecting its role as a responsible corporate citizen, including those relating to issues such as equal employment opportunity and community relations, as well as health, safety and environmental matters and proper business practices. The members of this Committee, which met three times during the year, are Gerald M. Edelman, Chairman, Harry N. Beaty,
Henry P. Becton, Jr., John W. Galiardo, James E. Perella, Gloria M. Shatto and Margaretha af Ugglas.

  The Compensation and Benefits Committee reviews annually the overall compensation program for the Company's corporate officers, approves the compensation of the executive officers and approves all employment and consulting contracts of the Company or any subsidiary with corporate officers who are not also directors. In addition, this Committee serves as the granting and administrative committee for the Company's stock option plans and its Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met five times during the year, are Henry P. Becton, Jr., Chairman, Albert J. Costello, Richard W. Hanselman, Frank A. Olson, James E. Perrella and Raymond S. Troubh.

  The Committee on Directors recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization and function of the Board and its committees, as well as the performance and compensation of directors. The members of this Committee, which met twice during the year, are Richard W. Hanselman, Chairman, Henry P. Becton, Jr., Gerald M. Edelman, Frank A. Olson and James E. Perrella.

  Any shareholder may recommend nominees for director to the Committee on Directors by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

DIRECTORS' COMPENSATION

  Each director who is not employed by the Company is compensated for services as a director by an annual retainer of $45,000 for Board service, plus attendance fees of $1,000 for special meetings of the Board and for committee meetings. In addition, an annual fee of $2,000 is paid to committee chairmen. Directors may defer, in an unfunded cash account or in shares of Common Stock, all or part of their attendance, committee and chairmen's fees, as well as all or part of their annual retainers, until up to ten years after retirement from the Board pursuant to the provisions of the 1994 Restricted Stock Plan for Non-Employee Directors and the 1996 Directors' Deferral Plan. In addition, Gerald M. Edelman was engaged by the Company during the fiscal year as a consultant in the fields of cell biology and solid tissue diagnostics. The Company paid Dr. Edelman a fee of $65,000 for his consulting services. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Each director elected at, or continuing as a director after, each annual meeting of shareholders, also will be granted 400 shares of Common Stock, to be deferred in a Common Stock account under the 1996 Directors' Deferral Plan and distributed no earlier than retirement, in installments or as a lump-sum. Prior to the distribution of shares of Common Stock credited to the accounts of directors under the 1996 Directors' Deferral Plan, the number of shares credited will be increased to reflect the payment and reinvestment of dividends on the Common Stock.

  The Board has adopted formal stock ownership guidelines, requiring each non-employee director, with limited exceptions, to own shares of Common Stock valued at five times or more the amount of the annual retainer fee at or prior to the later of July 24, 2000 and the date of the director's fifth anniversary on the Board. Based upon the closing price of the Company's Common Stock on December 16, 1997, these guidelines represent approximately 4,380 shares, and all but two of the Company's non-employee directors already own sufficient shares to comply with the guidelines.

BOARD EVALUATION

  Much like the year before, in fiscal 1997 the Board's Committee on Directors undertook the process of evaluating Board performance and effectiveness, whereby each director completed a Board Evaluation Questionnaire. The questionnaire was developed by the Committee on Directors and provided a range of grades and trend indicators to be completed by each director, as well as space for written comments, with respect to each of the following seventeen criteria:

  1. The Board understands and approves the Company's mission statement, values and objectives, as well as its strategic and operating plans.

  2. The Board understands the industries in which the Company operates and the implications of current general economic and political trends to those businesses.

  3. The Board evaluates the Company's research and development performance and level of commitment.

  4. The Board considers the performance of peer companies when assessing Company performance.

  5. The Board evaluates and reviews the performance and values of the chief executive officer.

  6. The Board reviews senior management development and compensation and considers the correlation between compensation levels and Company performance.

  7. Board meetings foster open communication and timely resolution of issues presented.

  8. The Committee on Directors reviews and communicates the Board's expectations concerning director responsibilities and monitors the productivity of Board and Committee meetings.

  9. The Board assesses and modifies, as necessary, the structure of the Board and its Committees, as well as the frequency of the Board and Committee Meetings.

  10. The Board establishes criteria and policies to ensure the representation of characteristics and expertise among its membership necessary to its effectiveness.

  11. The Board seeks to optimally and appropriately utilize each Board member's experiences in terms of Committee appointments.

  12. The Board reviews the availability, content and timeliness of information provided to it, prepares appropriately for Board meetings and requests additions or changes to the material provided, when appropriate.

  13. The Board verifies the independence of each non-employee director and considers the impact, if any, of changes in the principal employment of non-employee directors.

  14. The Board monitors and understands current issues and trends in corporate governance.

  15. The Board reviews and adopts annual capital and operating budgets and monitors Company performance against them during the year.

  16. The Board reviews the adequacy of existing accounting and financial controls and oversees ethical conduct and legal compliance by the Company.

  17. The Board reviews succession plans for the chief executive officer and senior management.

  The collective ratings and comments of the directors were compiled and presented by the Chairman of the Committee on Directors to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board's effectiveness.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board, however, proposes the election of Richard W. Hanselman for two years only until the 2000 Annual Meeting and until his successor has been elected and qualified, so as to comply with the Company's policy establishing the mandatory retirement date of each director as the date of the Annual Meeting of shareholders next following his or her 72nd birthday. Mr. Hanselman will be 72 in October 1999. The Board also proposes the election of Henry P. Becton, Jr., Gerald M. Edelman and Margaretha af Ugglas to serve for three years until the 2001 Annual Meeting and in each case until their successors have been elected and have qualified. Mrs. af Ugglas was elected to her present term by the Board effective May 20, 1997. Dr. Edelman and Messrs. Hanselman and Becton, Jr. are incumbent directors who were elected to their present terms by the shareholders.

NOMINEE FOR DIRECTOR--TERM TO EXPIRE 2000

                Richard W. Hanselman, 70, has been a director since 1981. He is a corporate director and consultant. Mr. Hanselman was Chairman of the Board, President and Chief Executive Officer of Genesco, Inc., a diversified manufacturer of footwear and apparel, prior to 1986. Mr. Hanselman is a director of Arvin Industries, Inc., BEC Group, Inc., Bradford Funds, Inc., Foundation Health Corp. and Gryphon Holdings Inc.


NOMINEES FOR DIRECTOR--TERM TO EXPIRE 2001

                Henry P. Becton, Jr., 54, has been a director since 1987. He is President and General Manager of WGBH Educational Foundation. WGBH is a producer and broadcaster of public television and radio programs. It also produces books and other educational materials. Mr. Becton is a director of various Scudder mutual funds, A.H. Belo Company and The Public Broadcasting Service (PBS).


                Gerald M. Edelman, M.D., Ph.D., 68, has been a director since 1982. He is a Member of the Scripps Research Institute, Chairman of its Department of Neurobiology, and Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. In 1972, Dr. Edelman was the recipient of the Nobel Prize in Physiology or Medicine. Dr. Edelman is a director of General American Investors Co., Inc.


                Margaretha af Ugglas, 58, has been a director since 1997. She is the former Minister of Foreign Affairs of Sweden. She is a director of the University of Stockholm and of the Jarl Hjalmarson Foundation.

                             CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 2000 and 1999, respectively, and will continue to serve.

TERM TO EXPIRE 2000

                Harry N. Beaty, M.D., 65, has been a director since 1985. He is a Professor of Medicine and Emeritus Dean of the Northwestern University Medical School. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases.


                Clateo Castellini, 62, has been a director, Chairman of the Board, President and Chief Executive Officer since 1994. Prior thereto he served as Sector President--Medical. Mr. Castellini is a director of CPC International Inc.


                John W. Galiardo, 63, has been a director and Vice Chairman of the Board and General Counsel since 1994. Prior thereto he served as Vice President and General Counsel. Mr. Galiardo is a director of New Jersey Manufacturers Insurance Co., Inc. and VISX, Incorporated.


                Frank A. Olson, 65, has been a director since 1985. He is Chairman of the Board and Chief Executive Officer of The Hertz Corporation, a transportation company. Mr. Olson is a director of Cooper Industries, Inc., Fund America Corporation and The Hertz Corporation.

TERM TO EXPIRE 1999

                Albert J. Costello, 62, has been a director since 1996. He is Chairman of the Board, President and Chief Executive Officer of W.R. Grace & Co., a global supplier of packaging and speciality chemicals. Mr. Costello previously was Chairman of the Board and Chief Executive Officer and President of American Cyanamid Company, a technology-based life sciences company in agriculture, pharmaceuticals and medical devices. Mr. Costello is a director of W.R. Grace & Co. and FMC Corporation.


                James E. Perrella, 62, has been a director since 1995. He is a director and Chairman of the Board, President and Chief Executive Officer of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He is also a director of Cincinnati Milacron.


                Gloria M. Shatto, 66, has been a director since 1986. She is President of Berry College Inc. She is a director of Georgia Power Co., Southern Company and Texas Instruments
                Incorporated.


                Raymond S. Troubh, 71, has been a director since 1977. He is a financial consultant in New York City and a former Governor of the American Stock Exchange. Mr. Troubh is a director of America West Airlines Inc., ARIAD Pharmaceuticals Inc., Diamond Offshore Drilling, Inc., Foundation Health Systems, Inc., General American Investors Co., Inc., Olsten Corp., Petrie Stores Corp., Time Warner, Inc., Triarc Companies Inc. and WHX Corporation.

                            EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee determines and administers the compensation of the executive officers of the Company, including the individuals named in the Summary Compensation Table. The Committee is composed exclusively of non-employee directors, as defined in applicable rules and regulations of the Securities and Exchange Commission, and none of the members of the Committee is an employee or former employee of the Company or eligible to participate in any of the Company's executive compensation programs. Each of the Members of this Committee also satisfies the criteria necessary for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

COMPENSATION PHILOSOPHY

  The goal of the Company's executive compensation program is to align the interests of executive management with shareholder interests and with the Company's business strategy and success, through an integrated executive compensation program that considers short-term performance, the achievement of long-range strategic goals and growth in total shareholder value. The aggregate compensation package is designed to attract and retain individuals critical to the long-term success of the Company, to motivate these persons to perform at their highest levels, to foster a strong entrepreneurial mentality, and to reward sustained performance.

  The Company's compensation for all employees of the Company, including executive officers, expresses the Company's values and vision, and is tightly linked to the Company's business strategy and objectives. Its defining characteristics are the following:

  . COMPETITIVENESS OF TOTAL COMPENSATION: The Company emphasizes and focuses on the competitiveness of total compensation, which is targeted at the top quartile of the range of total compensation of a comparator group of companies engaged in similar businesses with which the Company competes for management talent (the "Comparator Group").

  . EQUITY OWNERSHIP: The executive compensation structure includes a significant equity-based piece to instill and develop ownership thinking and to closely link management and shareholder interests. Consistent with this approach, the Company requires executives to own shares of Common Stock valued at varying multiples, depending on the amount of a person's base salary, and discourages the disposition of Common Stock acquired through any equity-based Company plan.

  . STRATEGIC ALIGNMENT AND GOAL ORIENTATION: The Company's incentive compensation program is linked to the achievement of specific short and long-term objectives by the Company, the individual and the business unit.

PRINCIPAL COMPENSATION ELEMENTS

  The key elements of executive compensation are base salary, annual incentive awards, and long-term equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, motivates individuals to perform at their highest levels, rewards sustained superior performance, and provides above average rewards when merited by individual, business unit and Company results.

BASE SALARY

  Each executive officer's base salary level is determined by the Committee following an assessment of individual performance relative to the responsibilities of his or her position and an assessment of the executive officer's experience, current salary relative to market data regarding salaries paid for comparable positions, scope of responsibilities and potential for advancement. The Company generally targets executive officer salaries to approximate the median levels expected to be paid by companies in the Comparator Group to persons holding equivalent positions. Those surveys, as well as related data analyses, are conducted by external compensation consultants. The Comparator Group includes companies in the selected peer group of companies that has been used beginning this year in preparing the Performance Graph set forth on page 19 hereof, and other high quality healthcare institutions with which the Company competes for management talent. Based upon these factors, the executive officers' salaries were reviewed and adjusted in 1997.

ANNUAL INCENTIVES

  The Company's 1997 Management Incentive Plan ("Plan") is designed to reward executives based on the overall performance of the Company, as well as on the performance of each executive officer and that of his or her area of responsibility or operating group. Performance measures address financial and strategic goals. For fiscal 1997, the financial measures used to determine the amounts of the incentive awards included earnings per share growth and improvement in economic value added (EVA(R)). The strategic accomplishments measured included, but were not limited to, maximizing growth through new products and geographic expansion; preserving profitability through operations excellence and improvements in productivity, quality, and customer service; and enhancing organizational effectiveness through empowerment, teamwork and open communications. Individual incentive targets are established for Plan participants based on survey data collected with respect to the Comparator Group companies, with annual incentive target levels set at the median range for such companies.

  The Committee relies heavily, but not exclusively, on these criteria. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies described above to determine overall incentive funds and individual incentive amounts.

STOCK OPTIONS

  In 1997, the Committee further expanded the number of employees eligible for stock option grants so as to award stock options more broadly and deeply throughout the organization and thus provide additional incentive to employees to maximize shareholder value. Actual grants are based on individual performance and contribution.

  Stock option grant levels and terms are established to provide senior management with the opportunity for compensation levels at the top quartile of the competitive range for comparable positions in the marketplace, provided management is successful in achieving above-average long-term growth in total shareholder value. As a consequence, compensation packages for the Company's executive officers tend to be more heavily weighted toward performance-based, longer-term compensation than those of the Comparator Group companies.

  Stock options are awarded each year by the Committee to members of senior management in accordance with the Company's Senior Executive Option Policy. The Senior Executive Option Policy, as established in 1990, is an indexed stock option program intended to compensate executive officers for absolute growth in shareholder value and for relative Company Common Stock price performance, as compared to the performance of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"). As amended by the Committee in September 1995, "relative" performance results in an option exercisable at the fair market value on the date of grant for a reduced number of shares when performance is below the S&P 500 Index and for an increased number of shares when performance exceeds the S&P 500 Index.

  On January 27, 1997, the Committee awarded the final grant under the 1990 Senior Executive Option Policy to approximately forty participants, including Messrs. Castellini, Galiardo and Miller who in prior years had received option grants in May. All participants received options indexed to the change in the S&P 500 Index from January 23, 1995, except for Messrs. Castellini, Galiardo and Miller, who for historical reasons were
--------
EVA(R) is a registered trademark of Stern Stewart & Co.

indexed to the change from May 24, 1994. Options granted in January 1996, May 1996 and January 1997 to certain members of senior management may be transferred by them, subject to certain conditions, to their spouses, children and grandchildren and to family trusts and family limited partnerships established solely for the benefit of such family members.

  With respect to the January 1997 option grant, the S&P 500 Index had increased 64% from January 1995 to January 1997, while the Company's per share fair market value had increased by 98%, resulting in a stock option grant of 148.0% of the target number of options for all participants except for Messrs. Castellini, Galiardo and Miller. Based on the measurement period commencing May 24, 1994 which was used for Messrs. Castellini, Galiardo and Miller, the S&P 500 Index had grown by 68% from May 1994 to January 1997, while the Company's per share fair market value had increased 165%, resulting in a grant based on 182.8% of the target number of options. Messrs. Castellini, Galiardo and Miller received prorated grants to reflect their change in grant dates from May to January. All grants were made at the fair market value of the Company's Common Stock on the date of grant and each grant is exercisable for ten years from the date of grant.

  In September 1997, the Committee approved a new Senior Executive Option Policy, continuing the concept of an indexed stock option program, but providing for additional fine-tuning of the criteria used to measure success. The amendments to the program are intended to focus management on the long-term creation of shareholder value by linking incentive compensation to quantifiable measures of individual, business unit and Company performance and rewarding high achievement, continuous improvement and individual responsibility and initiative. Beginning in fiscal year 1998, the Company's total shareholder return will be measured against that of a selected peer group of companies listed on page 18 (the "Peer Group"). Internal measures of performance will include the achievement of certain earnings and strategic goals, including improved EVA(R) and Company revenue growth. Three quarters of the number of stock options to be granted under the new Senior Executive Option Policy will be determined based on the Company's annualized, cumulative total shareholder return over a three year period commencing October 1, 1997 relative to that of the Peer Group over the same three year period. The remaining quarter of options to be granted will be determined based on the Company's EVA(R) and revenue growth over such three year period.

  Stock option grant levels and terms are established to provide senior management with the opportunity for overall compensation levels targeted at the top quartile of the range of total compensation of the Comparator Group, with the opportunity and assumed risk, through indexing, to earn long-term compensation at levels of between zero and 150% of target.

COMPENSATION OF THE CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
OFFICER

  Mr. Castellini participates in the same compensation program as do the other executives of the Company. His 1997 compensation was set by the Committee, applying the principles outlined above in the same manner as they were applied to other members of senior management.

  In determining Mr. Castellini's total compensation package, the Committee reviewed the Company's financial and strategic performance for fiscal year 1997. This review considered a number of criteria, including growth in the Company's earnings per share, EVA(R) and sales, continued improvements in productivity and technology development and innovation.

  Mr. Castellini's base salary was increased to $825,000 per year based upon the Committee's evaluation of his performance and contribution toward the achievement of the Company's financial, strategic and other goals, as well as upon competitive chief executive officer compensation information. For fiscal year 1997, the Committee authorized an annual incentive payment of $825,000 for Mr. Castellini.

  Mr. Castellini received an award of 219,343 stock options in January 1997 in accordance with the Senior Executive Option Policy. This number of options awarded was 182.8% of the targeted option number, reflecting the strong fair market price performance of the Company's Common Stock relative to the S&P 500 Index from May 24, 1994 to January 27, 1997. The Committee believes these options represent the most valuable component of Mr. Castellini's compensation.

  The Committee believes that the structure of the Company's compensation program, with its emphasis on long-term compensation, serves to focus Company executives on attaining a sustained high level of Company performance and creating long-term shareholder value.

1997 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

  The other executive officers, including the named executives (as defined below), received salary increases that averaged 5.7%, which included merit increases and a number of market adjustments. The Committee authorized annual incentive awards for the executive officers that ranged from 94.0% to 167.0% of target. The executive officers received indexed stock options under the Senior Executive Option Policy during 1997.

INTERNAL REVENUE CODE SECTION 162(M)

  Internal Revenue Code Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

  The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Committee also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

COMPENSATION DATA

  The tables and graph following this report set forth information on the compensation for the Company's chief executive officer and the four most highly compensated officers other than the chief executive officer (the "named executives").

                      COMPENSATION AND BENEFITS COMMITTEE

                        HENRY P. BECTON, JR., CHAIRMAN
                              ALBERT J. COSTELLO
                             RICHARD W. HANSELMAN
                                FRANK A. OLSON
                               JAMES E. PERRELLA
                               RAYMOND S. TROUBH

COMPENSATION OF NAMED EXECUTIVES

GENERAL

  The following table shows, for the fiscal years ended September 30, 1995, 1996 and 1997, respectively, compensation provided by the Company to each of the named executives in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION     LONG-TERM
                                   AWARDS           COMPENSATION
                             -------------------    ------------
                                                                 SECURITIES
                                                     RESTRICTED  UNDERLYING
NAME AND                  FISCAL                       STOCK      OPTIONS/     ALL OTHER
PRINCIPAL POSITION         YEAR  SALARY(A) BONUS(A)  AWARDS(B)    SARS(C)   COMPENSATION(D)
------------------        ------ --------- --------  ----------  ---------- ---------------
Clateo Castellini.......   1997  $771,875  $825,000       0       219,343      $106,861
Chairman, President and    1996   679,167   675,000       0       306,832        99,274
Chief Executive Officer    1995   543,750   600,000       0       180,000       110,710
John W. Galiardo........   1997   447,250   330,000       0       146,229        15,662
Vice Chairman and          1996   429,958   300,000       0       187,508        15,362
General Counsel            1995   386,042   275,000       0       110,000        15,362
Edward J. Ludwig........   1997   300,000   205,000       0       103,608         4,800
Senior Vice President--    1996   258,750   150,000       0        99,750        19,500
Finance & Chief
 Financial Officer         1995   225,000   140,000       0        70,000        19,942
Walter M. Miller........   1997   346,000   200,000       0        91,393        12,280
Senior Vice President--    1996   336,833   185,000       0       119,324        11,980
Strategy and Development   1995   326,667   185,000       0        70,000        11,980
Kenneth R. Weisshaar....   1997   300,000   190,000       0       103,608         4,800
President--Worldwide       1996   261,500   150,000       0        99,750        19,500
Consumer Health Care       1995   226,833   135,000       0        70,000        19,590

--------
(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.
(B) Messrs. Castellini, Galiardo and Miller have not been eligible for further awards under the Company's Stock Award Plan since the adoption of the Senior Executive Option Policy in May, 1990. Effective with their January, 1995 grant under the Senior Executive Option Policy, Messrs. Ludwig and Weisshaar were not eligible for further awards under the Company's Stock Award Plan.
  The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards granted under the Stock Award Plan.

                                                                  CURRENT MARKET
                                                      NUMBER OF      VALUE OF
                                                    UNDISTRIBUTED UNDISTRIBUTED
                                   CURRENT DEFERRED  RESTRICTED     RESTRICTED
   NAME                            PORTION PORTION   SHARES HELD   SHARES HELD
   ----                            ------- -------- ------------- --------------
   Clateo Castellini..............      0   19,956     19,956        $965,471
   John W. Galiardo...............      0   18,504     18,504         895,223
   Edward J. Ludwig...............  1,368    4,920      6,288         304,213
   Walter M. Miller...............      0   13,408     13,408         648,679
   Kenneth R. Weisshaar...........  2,160    5,654      7,814         378,041

  Under the terms of the Stock Award Plan, none of the holdings reflected for Messrs. Castellini, Galiardo or Miller may be distributed prior to their retirement or termination of employment. 4,920 shares for Mr. Ludwig (78% of his total holdings) and 5,654 shares for Mr. Weisshaar (72% of his total holdings) may not be distributed prior to retirement or termination of employment.
  Current market values are determined by multiplying the number of undistributed shares by $48.38, the September 30, 1997 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.
(C) The 1995 option grants for Messrs. Castellini, Galiardo and Miller reflected a $5.26 discount per share to market value, based upon the Company's cumulative share price growth compared to the S&P 500 Index.

(D) Amounts shown represent the sum of (1) the Company's matching contributions to the Company's Savings Incentive Plan ("SIP"), a qualified defined contribution plan available to U.S. employees at all levels, and
    (2) the dollar value of split-dollar life insurance policies provided for each of the named executives.
  During fiscal 1997, the Company made contributions to SIP of $4,800 for each of Messrs. Castellini, Galiardo, Ludwig, Miller and Weisshaar. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans.
  The Company has made a split-dollar life insurance policy available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under this split-dollar arrangement, the premiums are paid by the Company in a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends and other factors are realized, the Company will recover all of its payments for premiums from the cash value of the policy at the later of a designated period or retirement of the named executive. Full ownership of the policy will be transferred to the named executive at that time. The premiums paid on behalf of each named executive during fiscal 1997 have been prorated to reflect the current value of term life insurance coverage for the fiscal year plus the deferred reimbursement to the Company of the premium payments. The compensatory portion of the premium payments for each named executive during the year was $102,061 for Mr. Castellini, $10,862 for Mr. Galiardo, $0 for Mr. Ludwig, $7,480 for Mr. Miller, and $0 for Mr. Weisshaar.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants and tandem stock appreciation rights ("SARs") made in fiscal 1997 under the 1995 Stock Option Plan through the Senior Executive Option Policy described above.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1997

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO                      GRANT DATE
                         OPTIONS/SARS EMPLOYEES IN EXERCISE EXPIRATION   PRESENT
NAME                      GRANTED(A)  FISCAL YEAR   PRICE      DATE      VALUE(B)
----                     ------------ ------------ -------- ---------- -----------
Clateo Castellini.......    219,343        6.7%    $49.625   1/27/07   $ 3,102,168
John W. Galiardo........    146,229        4.4%     49.625   1/27/07     2,068,117
Edward J. Ludwig........    103,608        3.1%     49.625   1/27/07     1,465,328
Walter M. Miller........     91,393        2.8%     49.625   1/27/07     1,292,571
Kenneth R. Weisshaar....    103,608        3.1%     49.625   1/27/07     1,465,328
                          ---------      -----     -------   -------   -----------
TOTAL...................    664,181       20.1%    $49.625   1/27/07   $ 9,393,512
All Optionees...........  3,295,072      100.0%    $49.625   1/27/07   $46,602,203

--------
(A) All option grants to the named executives are for a ten-year term. They are exercisable 50% after two years from date of grant and 100% after three years from date of grant. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1995 Stock Option Plan.
(B) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and is consistent with the assumptions the Company is using for FAS 123 reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions set forth below used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy. No adjustments have been made for the risk of forfeitures or for limitations on transferability.
      JANUARY 27, 1997 GRANT

      Dividend Yield: 1.42%
      Volatility: 18.00%
      Risk-free Rate of Return: 6.51%
      Expected Exercise Period: 6 years

STOCK OPTION EXERCISES

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 1997, as well as the number and value of their unexercised options as of September 30, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF
                                          VALUE         SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                        REALIZED             UNEXERCISED                     IN-THE-MONEY
                           SHARES     (MARKET VALUE        OPTIONS/SARS AT                 OPTIONS/SARS AT
                          ACQUIRED        LESS             FISCAL YEAR-END                 FISCAL YEAR-END
NAME                     ON EXERCISE EXERCISE PRICE) EXERCISABLE/UNEXERCISEABLE(B) EXERCISABLE/UNEXERCISEABLE(A)(B)
----                     ----------- --------------- ----------------------------  --------------------------------
Clateo Castellini.......   12,000      $  352,890          998,832/219,343                $22,109,252/$0.00
John W. Galiardo........   13,200         413,021          685,508/146,229                 15,846,020/ 0.00
Edward J. Ludwig........    6,000         184,895          217,750/103,608                  3,909,872/ 0.00
Walter M. Miller........   33,000       1,122,083           492,324/91,393                 11,582,434/ 0.00
Kenneth R. Weisshaar....   13,000         393,205          228,350/103,608                  4,241,321/ 0.00

--------
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 30, 1997 ($48.38) and the exercise price of each unexercised option held by the named executives.
(B) All option grants to the named executives are for a ten-year term. Beginning with the January 1997 grant, options are exercisable 50% after two years from date of grant and 100% after three years from date of grant, subject to applicable rules and regulations of the SEC. All options issued to the named executives prior to 1997 are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1995 Stock Option Plan.

RETIREMENT PLAN

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation ("Maximum Average Compensation"). The Retirement Plan is integrated with Social Security.

  The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan and employment agreements with certain key employees of the Company (including the named executives, whose employment agreements are more fully discussed below under "Contractual Obligations"), as well as deferred amounts under the 1997 Management Incentive Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                YEARS OF CREDITED SERVICE
              --------------------------------------------------------------
  MAXIMUM
  AVERAGE
COMPENSATION     10       15       20       25       30       35       40
------------     --       --       --       --       --       --       --
 $  200,000   $ 28,621 $ 42,931 $ 57,242 $ 71,553 $ 85,863 $100,174 $114,484
    300,000     43,621   65,431   87,242  109,053  130,863  152,674  174,484
    400,000     58,621   87,931  117,242  146,553  175,863  205,174  234,484
    500,000     73,621  110,431  147,242  184,053  220,863  257,674  294,484
    600,000     88,621  132,931  177,242  221,553  265,863  310,174  354,484
    700,000    103,621  155,431  207,242  259,053  310,863  362,674  414,484
    800,000    118,621  177,931  237,242  296,553  355,863  415,174  474,484
    900,000    133,621  200,431  267,242  334,053  400,863  467,674  534,484
  1,000,000    148,621  222,931  297,242  371,553  445,863  520,174  594,484
  1,100,000    163,621  245,431  327,242  409,053  490,863  572,674  654,484
  1,200,000    178,621  267,931  357,242  446,553  535,863  625,174  714,484
  1,300,000    193,621  290,431  387,242  484,053  580,863  677,674  774,484
  1,400,000    208,621  312,931  417,242  521,553  625,863  730,174  834,484

  Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 14 hereof, plus the distributed portion of awards granted to him through January, 1990 under the Company's Stock Award Plan for Messrs. Castellini, Galiardo and Miller and through January, 1993 for Messrs. Ludwig and Weisshaar. Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 1997, and Covered Compensation for the calendar year ending December 31, 1997, are 19 years and $1,615,625 for Mr. Castellini, 20 years and $781,750 for Mr. Galiardo, 18 years and $551,124 for Mr. Ludwig, 17 years and $547,750 for Mr. Miller, and 9 years and $550,012 for Mr. Weisshaar.

  In addition, employment agreements with three of the named executives (more fully discussed below under "Contractual Obligations") provide for a supplemental pension computed by assuming additional years of credited service for purposes of calculating this benefit under the Retirement Plan in the event of termination of employment under certain stated conditions. This calculation would result in 15 additional years for Mr. Castellini, 15 additional years for Mr. Galiardo, and 12 additional years for Mr. Miller. These supplemental pension amounts would be offset by any pensions payable from prior employers.

CONTRACTUAL OBLIGATIONS

  Messrs. Castellini, Galiardo and Miller have employment agreements with the Company which provide for continuation of their base salaries and fringe benefits for two years after termination by the Company other than for cause or by the employee for good reason at a date more than three years following a change in control of the Company. The terms "cause", "good reason" and "change in control" are defined in the agreements. In the event of termination other than for cause or for good reason within three years following a change in control, each of these three named executives would receive a payment equal to two times his highest aggregate annual compensation (salary, bonus and stock award distributions) in any of the three calendar years preceding the calendar year in which termination occurs, and his fringe benefits, reduced to the extent provided by any subsequent employer, would be continued for life. Had Messrs. Castellini, Galiardo and Miller been terminated on September 30, 1997 following a change in control, they would have been entitled to cash payments of $2,758,333, $1,468,416 and $1,049,166, respectively.

  In the event of termination other than for cause or for good reason within three years following a change in control, each of the three named executives would be entitled to all of the pension benefits which he would have earned had he remained an employee until age 65. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company would reimburse him in an amount such that he would retain the same amount, net of all taxes, that he would have retained had the Excise Tax not been in effect.

PERFORMANCE COMPARISON

  The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 1997, for the Company, the S&P 500 Index, the S&P Health Care (Medical Products and Supplies) Index (the "S&P Medical Index"), and for the first time, for a peer group of fifteen companies, selected on a line-of-business basis (the "Peer Group"). The comparison period presented is required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1992 and is compared to the cumulative total return of the S&P 500 Index, the S&P Medical Index and the weighted, average performance of the Peer Group over the same period with a like amount invested.

  Companies measured in the S&P Medical Index, in addition to the Company, are C.R. Bard, Inc., Bausch & Lomb, Inc., Baxter International Inc., Biomet, Inc., Boston Scientific Corp., Guidant Corp., Medtronic, Inc., St. Jude Medical, Inc. and United States Surgical Corporation.

  The companies composing the Peer Group consist of St. Jude Medical, Inc., Beckman Instruments Inc., Guidant Corp., Boston Scientific Corp., United States Surgical Corporation, Allegan Inc., C.R. Bard, Inc., Bausch & Lomb, Inc., Medtronic, Inc., Baxter International Inc., Abbott Laboratories, Pfizer, Inc., American Home Products Corp., Bristol-Myers Squibb and Johnson & Johnson.

  The Company has determined to use the Peer Group's performance rather than the S&P Medical Index as one of the bases against which to compare its change in cumulative total shareholder return. This change is consistent with its intent, beginning in fiscal 1998, to measure relative Company performance against that of the Peer Group when determining the size of option grants under the new Senior Executive Option Policy.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG BECTON DICKINSON & COMPANY, THE S&P 500 INDEX,
            THE S&P HEALTH CARE (MEDICAL PRODUCTS & SUPPLIES) INDEX
                          AND A SELECTED PEER GROUP

                      9/92 12/92 3/93 6/93 9/93 12/93 3/94 6/94 9/94 12/94 3/95 6/95 9/95 12/95 3/96 6/96 9/96 12/96 3/97 6/97 9/97
Becton
Dickinson
& Co.            BDX  100   105  98   108  102   97   103  112  133  133   151  163  176   211  231  227  251   247  257  290  275

PEER GROUP    PPEERO  100   105  93    91   87   96    85   92  103  109   122  135  152   170  179  190  207   211  221  284  277

S&P 500         I500  100   105 110   110  113  116   111  112  117  117   129  141  152   161  170  177  183   198  203  239  257

S&P HEALTH
CARE            IMDP  100   108  94    87   76   82    79   84   97   98   115  129   157  165  171  169  188   190  188  224  235
(MED PRODS
& SUPPLIES)

PROPOSAL 2.

                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1998. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP. IF APPROVAL IS WITHHELD, THE BOARD WILL RECONSIDER ITS SELECTION.

PROPOSAL 3.

                      APPROVAL OF 1998 STOCK OPTION PLAN

  In view of the limited number of shares which remain available for the granting of stock options under the 1995 Stock Option Plan, in November 1997 the Board of Directors adopted the 1998 Stock Option Plan (the "1998 Plan"), subject to shareholder approval. The Board of Directors continues to believe that stock-based incentives are important factors in attracting, retaining, and rewarding employees and closely aligning their interests with those of the shareholders and that the new Senior Executive Option Policy described on page 12 hereof will further strengthen the alignment of pay and performance. If approved by the shareholders, the Board of Directors has authorized for issuance under the 1998 Plan 5,000,000 shares of the Company's Common Stock for the granting of options, which is 4.1% of the shares of Common Stock outstanding on October 31, 1997. The closing price of a share of Common Stock on the New York Stock Exchange on December 16, 1997 was $51.38.

  A brief description of the material provisions of the 1998 Plan follows:

  1. Administration. The 1998 Plan will be administered by a committee of directors, presently the Compensation and Benefits Committee (the "Committee"). In administering the 1998 Plan, the Committee has the power to interpret its provisions and to promulgate, amend, and rescind rules and regulations for its administration, and to select individuals to receive grants.

  2. Option Grants. The 1998 Plan provides for the granting of both incentive and nonqualified stock options. Options may be granted to officers and other employees of the Company and its subsidiaries, as determined by the Committee. Approximately 1,598 employees were granted stock options in fiscal 1997 and it is anticipated that approximately 2,000 employees will be eligible to receive stock options in fiscal 1998. The Committee also determines the times at which options become exercisable, their transferability and the dates, not more than ten years after the date of grant, on which options will expire. In the event of a tender offer for more than 25% of the Company's outstanding stock, or a "change in control" (as defined in the 1998 Plan) of the Company, all outstanding options granted under the 1998 Plan become immediately exercisable. The fair market value of the stock with respect to which incentive stock options under the 1998 Plan or any other plan of the Company first become exercisable may not exceed $100,000 in any year. The option price of the stock options granted under the 1998 Plan is to be at least 100% of the fair market value of the Common Stock on the date of grant.

  It is not possible at this time to determine who may be selected to receive options under the 1998 Plan or the number of options to be granted to any individual. Such selections and determinations will be made by the Committee on the basis of the duties, responsibilities, and present and future contributions of individuals to the success of the Company. The 1998 Plan does, however, establish a maximum number of 200,000 shares that may be granted to an individual in any calendar year.

  3. Stock Appreciation Rights. The 1998 Plan permits the Committee to grant stock appreciation rights in connection with any stock options. These rights enable an optionee to surrender an option and to receive cash or Common Stock, as determined by the Committee, equal to the difference between the option price and the fair market value of the Common Stock on the date of surrender.

  4. Termination of Employment. Unless otherwise provided by the Committee, the following rules will apply to all options granted under the 1998 Plan. Options granted under the 1998 Plan expire immediately if an employee is terminated for cause. In the event of a voluntary or involuntary termination without cause, options may be exercised for a period of three months following the date of termination. In the event of an employee's death within such three-month period, the employee's estate may exercise the options for the number of shares exercisable at the date of termination within one year after death but in no event beyond the expiration dates of the options. Options outstanding at the time an employee retires under any Company retirement plan or becomes disabled shall be exercisable for the total number of shares subject to the options (regardless of the number of shares for which the options were exercisable at the date of termination) and otherwise remain in full force and effect, except that in the case of disability, the options are only exercisable for a period of three years after the date of termination (but in no event after the expiration dates of the options). If an employee dies, whether before or after such retirement or disability, the employee's estate may exercise the options for the total number of shares subject to the options (regardless of the number of shares for which the options were exercisable at the time of death) for up to three years after death, but in no event beyond the expiration date of the options.

  5. Forfeiture. The Committee has the authority to include in the terms of any stock options granted under the 1998 Plan provisions for the forfeiture of the stock options if following termination of employment, the optionee violates any agreement of non-competition or confidentiality with the Company or if the Committee determines that the optionee committed acts and/or omissions which would have been the basis for termination of the optionee's employment for cause had such acts or omissions been discovered prior to the termination of the optionee's employment.

  6. Income Tax Consequences. Under present law, the federal income tax treatment of stock options under the 1998 Plan is generally as follows:

  Incentive Stock Options. For regular U.S. income tax purposes, an optionee will not realize taxable income upon either the grant of an incentive stock option or its exercise if the optionee has been an employee of the Company or a subsidiary at all times from the date of grant to a date not more than three months before the date of exercise. An optionee may instead, under certain circumstances, have an alternative minimum tax to pay as a result of an exercise of an incentive stock option.

  If the shares acquired upon exercise of an incentive stock option are not disposed of by the optionee within two years from the date of grant or within one year from the date of exercise, any gain realized upon a subsequent sale of the shares will be taxable as a capital gain. In that case, the Company will not be entitled to a deduction in connection with the grant or the exercise of the option or the subsequent disposition of the shares by the optionee.

  If the optionee disposes of the shares within two years from the date of grant or within one year from the date of exercise, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares at the date of exercise (or the amount realized at disposition, if less) over the option price, and the Company will be allowed a corresponding deduction. If the amount realized on the disposition exceeds the fair market value of the shares at the date of exercise, the gain on disposition in excess of the amount treated as ordinary income will be taxable as a capital gain.

  Nonqualified Stock Options. An optionee will not realize U.S. income upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, an optionee will be required to recognize ordinary income in an amount equal to the excess of the fair market value at the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent sale of the stock, any amount realized in excess of such fair market value will be taxable as a capital gain. The Committee is authorized under the 1998 Plan to establish procedures to permit optionees to defer the receipt of shares upon exercise of a nonqualified stock option for a specified period of time or until a specified future event.

  Stock Appreciation Rights. Stock appreciation rights will not result in U.S. taxable income upon grant. Upon exercise, the optionee will realize ordinary income in the amount equal to the cash and/or fair market value of any shares received and the Company is entitled to a corresponding deduction.

  Individual states and foreign and local tax authorities also may tax stock options granted under the 1998 Plan.

  7. Amendments. The Board of Directors may amend the 1998 Plan at any time, but may not, without prior shareholder approval, increase the aggregate number of shares that may be issued thereunder. In addition, pursuant to the terms of the 1998 Plan, officers of the Company are authorized to amend the 1998 Plan to the extent necessary to comply with, and/or to qualify the 1998 Plan under, the applicable securities, tax and employee benefit laws of any foreign jurisdiction.

  THE FOREGOING SUMMARY OF THE 1998 PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE 1998 PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                             SHAREHOLDER PROPOSAL

PROPOSAL 4.

                         PROPOSAL ON CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 400 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

       RESOLVED: "That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

       REASONS: "Many states have mandatory cumulative voting, so do National Banks."

       "In addition, many corporations have adopted cumulative voting."

       "Last year, the owners of 27,088,965 shares, representing approximately 30.6% of shares voting, voted FOR this proposal."

       "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

  Our shareholders have rejected this and similar proposals each time they have been presented and the Board of Directors continues to believe it would not be in the best interests of Becton Dickinson or its shareholders to adopt this proposal.

  Our Directors regard their constituency to be all the shareholders. Directors are nominated by the Committee on Directors, which consists of independent Directors only, based on the experience, competencies and personal qualities they bring to Becton Dickinson. Each Director now is elected by a plurality of the votes cast at the annual meeting and shares the common objective of advancing the best interests of all shareholders rather than those of any particular group. In contrast to this approach, cumulative voting would permit the election of a Director by a relatively small group of shareholders. A Director elected through cumulative voting is more likely to represent the special interests of the particular shareholders who elected him or her, at the expense of the interests of the shareholders as a whole. This could introduce factionalism, dissuade qualified persons from serving on the Board, and hamper the ability of the Board to work together in the best interests of all shareholders.

  Cumulative voting also would interfere with the continuing task of the Committee on Directors to develop a balanced Board comprised of individuals with the wide range of knowledge and experience needed to most effectively perform its function.

  Accordingly, the Board recommends a vote against this proposal.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholder proposals for the 1999 Annual Meeting must be received at the principal executive offices of the Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, not later than August 24, 1998, for inclusion in the proxy statement and form of proxy.

                                     *****

                                   EXHIBIT A

                         BECTON, DICKINSON AND COMPANY

                            1998 STOCK OPTION PLAN

SECTION 1. PURPOSE

  The purpose of this Plan is to provide an additional incentive to employees of Becton, Dickinson and Company and its subsidiaries to achieve long-range goals, to aid in attracting and retaining employees of outstanding ability, and to closely align their interests with those of shareholders.

SECTION 2. DEFINITIONS

  Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Section 2.

    (a) "Board" shall mean the Board of Directors of Becton, Dickinson and Company.

    (b) "Broker" shall mean a registered broker-dealer designated by the Company.

    (c) "Cashless Exercise" shall mean a method of exercising a Nonqualified Stock Option under which a Grantee, in lieu of payment of the option price in cash, by check or by delivery of shares of Stock, delivers to the Broker irrevocable instructions to sell the shares of Stock acquired upon such exercise and, immediately upon receipt of the proceeds from this sale, to deliver to the Company the option price and any withholding taxes.

    (d) "Change in Control" shall be deemed to have occurred if, over the initial opposition of the then-incumbent Board (whether or not such Board ultimately acquiesces therein), (i) any person or group of persons shall acquire, directly or indirectly, stock of the Company having at least 25% of the combined voting power of the Company's then-outstanding securities, or (ii) any shareholder or group of shareholders shall elect a majority of the members of the Board.

    (e) "Code" shall mean the Internal Revenue Code of 1986 as it may be amended from time to time.

    (f) "Committee" shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board.

    (g) "Company" shall mean Becton, Dickinson and Company.

    (h) "Date of Exercise" shall mean the earlier of the date on which written notice of exercise, together with payment in full, if applicable, is received at the office of the Secretary of the Company or the date on which such notice and payment are mailed to the Secretary of the Company at its principal office by certified or registered mail, or, in the case of the Cashless Exercise of a Nonqualified Stock Option, the Date of Exercise shall mean the date the Broker executes the Grantee's sell order with respect to the underlying shares of Stock.

    (i) "Employee" shall mean any employee, including any officer, of the Company or any of its Subsidiaries.

    (j) "Fair Market Value" shall mean for any day the mean of the highest and lowest selling prices of the Stock as reported on the Composite Tape for securities traded on the New York Stock Exchange.

    (k) "Grantee" shall mean an Employee granted a Stock Option and shall also mean, to the extent contemplated and permitted by the Plan, executors, administrators, successors and transferees of the Grantee.

    (l) "Granting Date" shall mean the date on which the Committee authorizes the issuance of a Stock Option for a specified number of shares of Stock to a specified Employee.

    (m) "Plan" shall mean the Becton, Dickinson and Company 1998 Stock Option Plan as set forth herein and amended from time to time.

    (n) "Stock" shall mean the Common Stock, par value $1.00 per share, of the Company.

    (o) "Stock Appreciation Right" shall mean a right granted pursuant to the Plan to receive Stock, cash, or a combination thereof, upon the surrender of the right to purchase all or part of the shares of Stock covered by a Stock Option.

    (p) "Stock Option" shall mean an Incentive or Nonqualified Stock Option granted pursuant to the Plan to purchase shares of Stock.

    (q) "Subsidiary" shall mean any subsidiary corporation as defined in
  Section 424 of the Code.

SECTION 3. SHARES OF STOCK SUBJECT TO THE PLAN

  Subject to adjustment pursuant to Section 9 hereof, 5,000,000 shares of Stock shall be reserved for issuance upon the exercise of Stock Options granted pursuant to this Plan. Shares delivered under the Plan may be authorized and unissued shares or issued shares held by the Company in its treasury. If any Stock Options expire or terminate without having been exercised, the shares of Stock covered by such Stock Options shall become available again for the grant of Stock Options hereunder. Similarly, if any Stock Options are surrendered for cash pursuant to the provisions of Section 7, the shares of Stock covered by such Stock Options shall also become available again for the grant of Stock Options hereunder. Shares of Stock covered by Stock Options surrendered for Stock pursuant to Section 7, however, shall not become available again for the grant of Stock Options hereunder.

SECTION 4. ADMINISTRATION OF THE PLAN

    (a) The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to grant Stock Options and determine the terms and provisions of such grants, and to make all other determinations necessary or advisable for the administration of the Plan.

    (b) It is intended that the Plan and any transaction hereunder meet all of the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission, as such rule is currently in effect or as hereafter modified or amended, and all other applicable laws. If any provision of the Plan or any transaction would disqualify the Plan or such transaction under, or would not comply with, Rule 16b-3 or other applicable laws, such provision or transaction shall be construed or deemed amended to conform to Rule 16b-3 or such other applicable laws or otherwise shall be deemed to be null and void, in each case to the extent permitted by law and deemed advisable by the Committee.

    (c) Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

SECTION 5. GRANTING OF STOCK OPTIONS

    (a) Only Employees shall be eligible to receive Stock Options under the Plan. Directors of the Company who are not also Employees shall not be eligible for Stock Options.

    (b) The purchase price of each share of Stock subject to an Incentive Stock Option or a Nonqualified Stock Option shall be at least 100% of the Fair Market Value of a share of the Stock on the Granting Date.

    (c) The Committee shall determine and designate from time to time those Employees who are to be granted Stock Options and whether the particular Stock Options are to be Incentive Stock Options or Nonqualified Stock Options, and shall also specify the number of shares covered by and the exercise price per share of each Stock Option.

    (d) The aggregate Fair Market Value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all such plans of the individual's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

    (e) A Stock Option shall be exercisable during such period or periods and in such installments as shall be fixed by the Committee at the time the Stock Option is granted or in any amendment thereto; but each Stock Option shall expire not later than ten years from the Granting Date.

    (f) The Committee shall have the authority to grant both transferable Stock Options and nontransferable Stock Options, and to amend outstanding nontransferable Stock Options to provide for transferability. Each nontransferable Stock Option shall provide by its terms that it is not transferable otherwise than by will or the laws of descent and distribution and is exercisable, during the Grantee's lifetime, only by the Grantee. Each transferable Stock Option may provide for such limitations on transferability and exercisability as the Committee may designate at the time a Stock Option is granted or is otherwise amended to provide for transferability. Subject to the foregoing, a permitted transferee shall be entitled to exercise a Stock Option at such times and to the extent that the Stock Option would otherwise be exercisable by the Grantee, or by the Grantee's executors, administrators and successors pursuant to Section 8.

    (g) The Committee may establish procedures whereby Employees may elect to defer the receipt of shares upon exercise of any Nonqualified Stock Option, for a specified period of time or until a specified future event.

    (h) Stock Options may be granted to an Employee who has previously received Stock Options or other options whether such prior Stock Options or other options are still outstanding, have previously been exercised or surrendered in whole or in part.

    (i) Subject to adjustment pursuant to Section 9, the aggregate number of shares of Stock subject to Stock Options granted to an Employee under the Plan during any calendar year shall not exceed 200,000 shares.

SECTION 6. EXERCISE OF STOCK OPTIONS

  Except as otherwise provided with respect to the Cashless Exercise of a Nonqualified Stock Option, the Grantee shall pay the option price in full on the Date of Exercise of a Stock Option in cash, by check, or by delivery of full shares of Stock of the Company, duly endorsed for transfer to the Company with signature guaranteed, or by any combination thereof. Stock will be accepted at its Fair Market Value on the Date of Exercise. The Board or Committee may cause a legend to be placed prominently on certificates representing Stock issued pursuant to this Plan in order to give notice of the transferability restrictions and other obligations imposed by this Section and/or as imposed by Section 5.

SECTION 7. STOCK APPRECIATION RIGHTS

    (a) The Committee may grant Stock Appreciation Rights in connection with any Stock Option.

    (b) Stock Appreciation Rights shall be exercisable at such times and to the extent that the related Stock Option shall be exercisable, unless the Committee specifies a more restrictive period.

    (c) Upon the exercise of a Stock Appreciation Right, the Grantee shall surrender the related Stock Option or a portion thereof and shall be entitled to receive payment of an amount determined by multiplying the number of shares as to which option rights are surrendered by the difference obtained by subtracting the exercise price per share of the related Stock Option from the Fair Market Value of a share of Stock on the Date of Exercise of the Stock Appreciation Right.

    (d) Payment of the amount determined under Section 7(c) shall be made in Stock, in cash, or partly in cash and partly in Stock as the Committee shall determine in its sole discretion.

SECTION 8. TERMINATION OF EMPLOYMENT

  Except as otherwise provided by the Committee at the time the option is granted or in any amendment thereto, if a Grantee ceases to be an Employee, then:

    (a) if termination is for cause, all Stock Options held by the Grantee shall be canceled as of the date of termination;

    (b) if termination of employment is voluntary or involuntary without cause, the Grantee may exercise each Stock Option held by him within three months after such termination (but not after the expiration date of the option) to the extent of the number of shares subject to the Stock Option which were purchasable pursuant to its terms at the date of termination; provided, however, if the Grantee should die within three months after such termination, each Stock Option held by the Grantee may be exercised by the Grantee's estate, or by any person who acquires the right to exercise by reason of the Grantee's death, at any time within a period of one year after death (but not after the expiration date of the option) to the extent of the number of shares subject to the Stock Option which were purchasable pursuant to its terms at the date of termination;

    (c) subject to the provisions of Section 8(d), if termination is by reason of retirement at a time when the Grantee is entitled to the current receipt of benefits under any retirement plan maintained by the Company or any Subsidiary, or by reason of disability, each Stock Option held by the Grantee shall, at the date of retirement or disability, become exercisable to the extent of the total number of shares subject to the Stock Option, irrespective of the number of shares which would otherwise have been purchasable pursuant to the terms of the Stock Option at the date of retirement or disability, and shall otherwise remain in full force and effect in accordance with its terms; provided, however, that in the case of termination by reason of disability, each Stock Option shall only be exercisable within a period of three years after the date of disability (but not after the expiration date of the option);

    (d) if termination is by reason of the death of the Grantee, or if the Grantee dies after retirement or disability as referred to in Section 8(c), each Stock Option held by the Grantee may be exercised by the Grantee's estate, or by any person who acquires the right to exercise the option by reason of the Grantee's death, at any time within a period of three years after death (but not after the expiration date of the option) to the extent of the total number of shares subject to the Stock Option, irrespective of the number of shares which would have otherwise been purchasable pursuant to the terms of the Stock Option at the date of death.

SECTION 9. ADJUSTMENTS

  In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Stock, there shall be an appropriate adjustment made by the Board in the number and kind of shares that may be granted in the aggregate and to individual Employees under the Plan, the number and kind of shares subject to each outstanding Stock Option and Stock Appreciation Right, and the option prices.

  No exercise of conversion rights with respect to the shares of the Company's Series B ESOP Convertible Preferred Stock shall call for any adjustment under this Section 9.

SECTION 10. TENDER OFFER; CHANGE IN CONTROL

  A Stock Option shall become immediately exercisable to the extent of the total number of shares subject to the option in the event of (i) a tender offer by a person or persons other than the Company for all or any part of the outstanding Stock if, upon consummation of the purchases contemplated, the offeror or offerors would own, beneficially or of record, an aggregate of more than 25% of the outstanding Stock, or (ii) a Change in Control of the Company.

SECTION 11. FORFEITURE

  The Committee shall have the authority to include in the terms of any Stock Option grant provisions for the forfeiture of the Stock Option (a) if the Grantee violates any agreement of non-competition with the Company or any Subsidiary or non-disclosure of confidential information of the Company or any Subsidiary, or (b) if the Committee determines that the Grantee committed acts and/or omissions which would have been the basis for a termination of the Grantee's employment for cause had such acts or omissions been discovered prior to termination of the Grantee's employment.

SECTION 12. GENERAL PROVISIONS

    (a) Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve.

    (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or such Subsidiary to terminate an Employee's employment at any time.

    (c) Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

      (i) The listing, or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange;

      (ii) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee may, in its discretion upon the advice of counsel, deem necessary or advisable; and

      (iii) The obtaining of any other consent, approval or permit from any state or federal governmental agency which the Committee may, in its discretion upon the advice of counsel, determine to be necessary or advisable.

    (d) The Company shall have the right to deduct from any payment or distribution under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary to satisfy all obligations for the payment of such taxes. In case distributions are made in shares of Stock, the Company shall have the right to retain the value of sufficient shares to equal the amount of tax to be withheld for such distributions or require a recipient to pay the Company for any such taxes required to be withheld on such terms and conditions prescribed by the Committee.

SECTION 13. AMENDMENT AND TERMINATION

    (a) The Plan shall terminate on November 25, 2007 and no Stock Option shall be granted hereunder after that date, provided that the Board may terminate the Plan at any time prior thereto.

    (b) The Board may amend the Plan at any time without notice, provided however, that the Board may not, without prior approval by the shareholders, increase the maximum number of shares for which options may be granted (except as contemplated by the provisions of Section 9).

    (c) The proper officers of the Company shall have the authority to amend the Plan at any time without notice to the extent necessary to comply with all applicable laws and regulations of any jurisdiction outside of the United States of America and/or qualify the Plan under applicable securities, tax and employee benefit laws and regulations of any such jurisdiction.

    (d) Subject to Section 13 (c), no termination or amendment of the Plan may, without the consent of a Grantee to whom a Stock Option shall theretofore have been granted, adversely affect the rights of such Grantee under such Stock Option.

SECTION 14. GOVERNING LAW

  The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the United States of America and applicable state law.

SECTION 15. EFFECTIVE DATE AND SHAREHOLDERS' APPROVAL

  The Plan shall become effective November 25, 1997 upon its approval by the Board, subject to approval or ratification by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote thereon at the next Annual Meeting of Shareholders of the Company or any adjournment or postponement thereof. The Committee may grant Stock Options, the exercise of which shall be expressly subject to the condition that the Plan shall have been approved or ratified by the shareholders of the Company.

                                 DIRECTIONS TO
                         BECTON, DICKINSON AND COMPANY

FROM WESTERN NJ                          FROM TAPPAN ZEE BRIDGE
                                         Over Tappan Zee onto New York Thruway
Route 80 East to Route 287 North, to     (287 West). Take Thruway to Exit 15
Route 208 South. Once on Route 208,      (Route 287 & 17 South)--to Exit 59
stay in extreme right lane to BECTON     (208 South/Franklin Lakes). Stay in
DICKINSON entrance ramp.                 extreme right lane, Follow Route 208
                                         South for 1 mile. Entrance to BECTON
                                         DICKINSON on right.



                                     [MAP]



FROM NEWARK AIRPORT                      FROM LAGUARDIA AIRPORT
                                         Grand Central Parkway West (follow
Interstate 95 North to Exit 16W          signs for George Washington Bridge)
(Route 3). Take Route 3 West to Route    to Tri-Boro Bridge. Over Bridge onto
17 North, then Route 17 North to         Major Deegan Expressway North.
Route 4 West, to Route 208 North.        Proceed to Cross Bronx Expressway,
Proceed about 8 miles on Route 208       over the GW Bridge, onto Route 4
North to BECTON DICKINSON entrance       West, to Route 208 North. Proceed
ramp.                                    about 8 miles on Route 208 to BECTON
                                         DICKINSON entrance ramp.

                           PARKING WILL BE AVAILABLE
                                                                            LOGO

                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY
            Proxy Solicited on Behalf of the Board of Directors for
                      Annual Meeting on February 10, 1998

The undersigned hereby appoints Clateo Castellini, John W. Galiardo and Bridget
M. Healy, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:30 P.M. on Tuesday, February 10, 1998, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee and the Custodian, respectively, for any shares of Common Stock allocated to the undersigned under the Company's 1996 Directors' Deferral Plan ("DDP"), the Company's Salary and Bonus Deferral Plan ("SBDP") and, when so provided, under the Company's Global Share Investment Program ("GSIP") and also constitutes voting instructions to the Trustee and the Custodian for a proportionate number of shares of Common Stock in the DDP, SBDP and GSIP, respectively, for which no instruction card has been received from other participants.

This card also constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan ("SIP") and unless the appropriate box provided below is checked, also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the SIP that have not been allocated to participants or for which no instruction card has been received from other participants ("unallocated/unvoted SIP shares").

                       Election of Directors, Nominees:
               Term to Expire 2000                    Term to Expire 2001
              Richard W. Hanselman                    Margaretha af Ugglas
                                                      Henry P. Becton, Jr.
                                                      Gerald M. Edelman

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please sign and return this card using the enclosed envelope.

CONTINUED AND
TO BE SIGNED,
ON REVERSE SIDE

[X]  Please mark your      When OK TO Print- Remove ALL Red Items       1508
     votes as in this
     example.


This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of Directors, FOR Proposals 2 and 3 and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
------------------------------------------------------------------

                           FOR          WITHHELD
                           ---          --------
                           [  ]           [  ]
1. Election of
   Directors.
   (see reverse)

For, except vote withheld from the following nominee(s):


--------------------------------------------------------------
                           FOR          AGAINST        ABSTAIN
                           ---          -------        -------
                           [  ]          [  ]            [  ]

2. Approval of independent auditors.

                           FOR          AGAINST        ABSTAIN
                           ---          -------        -------
                           [  ]          [  ]            [  ]

3. Approval of 1998 Stock
   Option Plan.

------------------------------------------------
The Board of Directors recommends a vote AGAINST
Proposal 4.
------------------------------------------------

                           FOR          AGAINST        ABSTAIN
                           ---          -------        -------
                           [  ]          [  ]            [  ]

4. Cumulative
   voting.

                            If this box is checked, this card               [  ]
NO TEXT PRINT IN THIS       does NOT constitute voting instructions
ADDRESS AREA                to the Trustee with respect to
                            unallocated/unvoted SIP shares.

                            NOTE: Please sign exactly as name appears hereon.
                                  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            Signature for all shares (OTHER THAN
                            unallocated/unvoted SIP shares if the box immediately above is checked):

                            ----------------------------

                            ----------------------------
                            SIGNATURE(S)            DATE